EXHIBIT 23.2


                       CONSENT OF INDEPENDENT ACCOUNTANTS

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     We hereby consent to the use in this Registration Statement on Form SB-2 of our report dated March 29, 2002, except for the last paragraph of Note 5, as to which the date is April 12, 2002 and Note 6(a) and the first paragrpah of Note 13, as to which the date is June 22, 2002 relating to the consolidated financial statements of CPI Aerostructures, Inc. and Subsidiary as of December 31, 2001 and for each of the two years in the period then ended which appear in such Registration Statement. We also consent to the reference of our Firm under the captions "Experts" in such Registration Statement.

/s/ Goldstein Golub Kessler LLP

GOLDSTEIN GOLUB KESSLER LLP

New York, New York
February 11, 2003